Exhibit 99.1

            G&K Services Reports Fiscal 2005 First Quarter Results;
                   Revenue and Earnings Exceed Expectations;
                    Early Progress toward Growth Initiatives

     MINNEAPOLIS--(BUSINESS WIRE)--Nov. 1, 2004--G&K Services, Inc. (Nasdaq:GKSRA), today reported revenue for the first quarter ended October 2, 2004 of $182.4 million, up 2.1 percent over $178.6 million reported in the first fiscal quarter last year. Earnings per diluted share totaled $0.45 for the quarter, a 15.4 percent increase compared to $0.39 during the prior-year quarter.
     "During the first quarter, we continued to build momentum across the business," said Richard Marcantonio, G&K's chief executive officer. "In addition to capturing the ongoing benefits of our operational initiatives, we continued to focus on improving overall revenue growth. We made steady progress on enhancing our sales leadership, maintaining higher sales staffing levels and training new sales professionals."
     As previously disclosed, the company completed two acquisitions during the first quarter and one early in the second quarter. These acquisitions extended the company's service presence to Vancouver and Detroit and increased its market share in Montreal.
     "Our recent acquisition activity has added two additional top-100 markets and has further solidified our leading position in Canada," Marcantonio said. "As part of our overall growth strategy, we will continue to seek acquisition opportunities that either extend our geographic reach in North America or increase our market share and asset utilization in existing markets.

     Income Statement Review

     First quarter revenue from G&K's rental business increased to $176.3 million, up 1.7 percent over the prior-year period. The company's organic industrial rental growth rate was approximately negative 2.0 percent in the first quarter, an improvement compared to the growth rate in the fourth quarter of fiscal 2004. Direct sale revenue increased to $6.1 million, up 15.4 percent over the prior-year quarter and up 13.2 percent on an organic basis. The organic growth rates are calculated using industrial rental and direct sale revenue, respectively, adjusted for foreign currency exchange rate differences and revenue from newly acquired locations compared to prior-period results.
     Gross margin from rental operations for the quarter was 37.0 percent compared to 36.6 percent in the prior-year quarter. The increase reflects the benefit of numerous operational initiatives that resulted in lower merchandise and processing costs, more than offsetting escalating energy prices. Gross margin from direct sales was 20.3 percent compared to 19.2 percent in the prior-year period, an increase driven primarily by additional volume and modest improvements in product pricing.
     Selling, general and administrative expenses were 21.2 percent of consolidated revenue, down from 21.6 percent during the same period last year. The reduction was driven by lower administrative costs and a small gain on the sale of property, partially offset by higher selling costs associated with an expanded new account sales force.
     "From an operational perspective, past and current initiatives continue to generate cost efficiencies and productivity improvements throughout the organization," Marcantonio said. "We have placed enormous emphasis on the fundamentals of our business. This strategy has established the earnings momentum needed to pursue greater revenue growth through expanded sales efforts, innovative marketing campaigns and aggressive acquisition activities."

     Balance Sheet and Cash Flow Review

     The company continued to report solid cash flow for the quarter. Free cash flow, which is cash provided by operating activities less capital expenditures was $15.1 million for the quarter compared to $24.0 million during the prior-year period. As expected, free cash flow in the quarter was impacted by the timing of certain tax payments. Cash used for property, plant and equipment during the quarter was more than offset by $5.6 million of proceeds from the sale of selected plant assets in connection with improving asset utilization.

     Outlook

     "The market opportunity to expand the use of image and safety programs to a broader array of industries, combined with our ongoing efforts to accelerate revenue and earnings growth, speaks to a bright future for G&K," Marcantonio said. "In particular, we remain confident that we are taking the correct steps to achieve our revenue growth objectives. While we expect to see continued improvement in the coming quarters, it will take time to realize the full benefit from new sales leadership, an expanded sales force and enhanced marketing programs."
     The company expects fiscal 2005 second quarter revenue to range from $187.0 million to $191.0 million and earnings per diluted share from $0.44 and $0.46. This guidance reflects incremental benefits from the company's growth initiatives, gradual improvements in the employment markets, continued high energy costs and the Canadian currency translation rate remaining at current levels.

     Conference Call Information

     The company will conduct a conference call on Tuesday, November 2, 2004 beginning at 10:00 a.m. Central Time. The call will be webcast and can be accessed through the website www.gkservices.com (on the Investor Relations page, click on the webcast icon and follow the instructions). A replay of the call will be available through November 30, 2004.

     Safe Harbor for Forward-Looking Statements

     The Private Securities Litigation Reform Act of 1995 (the "Act") provides companies with a "safe harbor" when making forward-looking statements as a way of encouraging them to furnish their shareholders with information regarding expected trends in their operating results, anticipated business developments and other prospective information. Statements made in this press release concerning our intentions, expectations or predictions about future results or events are "forward-looking statements" within the meaning of the Act. These statements reflect our current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which could be material and adverse. Given that circumstances may change, and new risks to the business may emerge from time to time, having the potential to negatively impact our business in ways we could not anticipate at the time of making a forward-looking statement, you are cautioned not to place undue reliance on these statements, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
     Some of the factors that could cause actual results or events to vary from stated expectations include, but are not limited to, the following: unforeseen operating risks; the effects of overall economic conditions and employment; fluctuations in costs of insurance and energy; acquisition integration costs; the performance of acquired businesses; preservation of positive labor relationships; competition, including pricing, within the corporate identity apparel and facility services industry; and the availability of capital to finance planned growth. Additional information concerning potential factors that could affect future financial results is included in our Annual Report on Form 10-K for the fiscal year ended July 3, 2004.

     About G&K Services, Inc.

     Headquartered in Minneapolis, Minnesota, G&K Services, Inc. is a market leader in branded identity apparel programs and facility services in the United States, and is the largest such provider in Canada. G&K operates over 130 processing facilities and branch offices, serving more than 160,000 customers.


                 CONSOLIDATED STATEMENTS OF OPERATIONS
                  G&K Services, Inc. and Subsidiaries
                              (Unaudited)



                                            For the Three Months Ended
                                            --------------------------
                                             October 2,  September 27,
(U.S. dollars, in thousands, except per         2004         2003
 share data)
----------------------------------------------------------------------
Revenues
  Rental operations                            $176,291      $173,280
  Direct sales                                    6,141         5,323
----------------------------------------------------------------------
     Total revenues                             182,432       178,603
----------------------------------------------------------------------
Operating Expenses
  Cost of rental operations                     111,009       109,845
  Cost of direct sales                            4,896         4,301
  Selling and administrative                     38,619        38,533
  Depreciation and amortization                  10,158         9,690
----------------------------------------------------------------------
     Total operating expenses                   164,682       162,369
----------------------------------------------------------------------
Income from Operations                           17,750        16,234
  Interest expense                                2,548         3,155
----------------------------------------------------------------------
Income before Income Taxes                       15,202        13,079
  Provision for income taxes                      5,702         4,970
----------------------------------------------------------------------
Net Income                                       $9,500        $8,109
----------------------------------------------------------------------
  Basic weighted average number of shares
   outstanding                                   20,825        20,610
Basic Earnings per Common Share                   $0.46         $0.39
----------------------------------------------------------------------
  Diluted weighted average number of shares
   outstanding                                   21,066        20,728
Diluted Earnings per Common Share                 $0.45         $0.39
----------------------------------------------------------------------
Dividends per share                            $ 0.0175       $0.0175



                 CONSOLIDATED CONDENSED BALANCE SHEETS
                  G&K Services, Inc. and Subsidiaries

                                               October 2,
                                                  2004       July 3,
(U.S. dollars, in thousands)                   (Unaudited)    2004
----------------------------------------------------------------------
ASSETS
Current Assets
   Cash and cash equivalents                      $11,789     $26,931
   Accounts receivable, net                        74,550      71,058
   Inventories                                     96,766      94,476
   Prepaid expenses                                 9,999      14,902
----------------------------------------------------------------------
         Total current assets                     193,104     207,367
----------------------------------------------------------------------

Property, Plant and Equipment, net                238,309     240,609
Other Assets                                      370,848     354,771
----------------------------------------------------------------------
                                                 $802,261    $802,747
----------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
   Accounts payable                               $19,833     $20,511
   Accrued expenses                                70,214      76,470
   Deferred income taxes                            7,537       7,395
   Current maturities of long-term debt            24,662      24,018
----------------------------------------------------------------------
         Total current liabilities                122,246     128,394
----------------------------------------------------------------------

Long-Term Debt, net of current maturities         173,468     184,305
Deferred Income Taxes                              38,581      38,256
Other Noncurrent Liabilities                       26,952      26,369
Stockholders' Equity                              441,014     425,423
----------------------------------------------------------------------
                                                 $802,261    $802,747
----------------------------------------------------------------------


            CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                  G&K Services, Inc. and Subsidiaries
                              (Unaudited)


                                            For the Three Months Ended
                                            --------------------------
                                             October 2,  September 27,
(U.S. dollars, in thousands)                    2004         2003
----------------------------------------------------------------------
Operating Activities:
  Net income                                     $9,500        $8,109
  Adjustments to reconcile net income to net
   cash provided by operating activities -
  Depreciation and amortization                  10,158         9,690
  Deferred income taxes                             101           465
  Amortization of deferred compensation -
   restricted stock                                 277           232
  Changes in current operating items,
   exclusive of  acquisitions                    (6,045)        9,385
  Other, net                                        490          (272)
----------------------------------------------------------------------
Net cash provided by operating activities        14,481        27,609
----------------------------------------------------------------------
Investing Activities:
  Property, plant and equipment additions,
   net                                              586        (3,621)
  Acquisition of business assets and other      (19,864)         (539)
----------------------------------------------------------------------
Net cash used for investing activities          (19,278)       (4,160)
----------------------------------------------------------------------
Financing Activities:
  Proceeds from issuance of long-term debt            -         1,345
  Repayments of long-term debt                  (12,877)       (3,205)
  Proceeds from (repayments of) short-term
   borrowings, net                                1,100       (19,300)
  Cash dividends paid                              (365)         (363)
  Sale of common stock                            1,219           423
----------------------------------------------------------------------
Net cash used for financing activities          (10,923)      (21,100)
----------------------------------------------------------------------
(Decrease) Increase in Cash and Cash
 Equivalents                                    (15,720)        2,349
Effect of Exchange Rates on Cash                    578           174

Cash and Cash Equivalents:
  Beginning of period                            26,931        11,504
----------------------------------------------------------------------
  End of period                                 $11,789       $14,027
----------------------------------------------------------------------


     CONTACT: G&K Services, Inc., Minneapolis
              Jeffrey L. Wright, 952-912-5500
              or
              Glenn L. Stolt, 952-912-5500